Exhibit 5.2

[EXELON CORPORATION LETTERHEAD]

October 1, 2012

Commonwealth Edison Company

440 South LaSalle Street

Chicago, IL 60605

Re:	$350,000,000 aggregate principal amount of its First Mortgage 3.800%

Bonds, Series 113 due October 1, 2042

Ladies and Gentlemen:

I am Senior Vice President and Deputy General Counsel of Exelon Corporation, a Pennsylvania corporation, and the parent company of Commonwealth Edison Company, an Illinois corporation (hereinafter called the “Company”), and am furnishing this opinion to you as counsel to the Company in connection with the issuance and sale by the Company of $350,000,000 aggregate principal amount of its First Mortgage 3.800% Bonds, Series 113, due October 1, 2042 (the “Bonds”), covered by the Registration Statement on Form S-3, No. 333-181749-04 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“Commission”) on May 29, 2012, under the Securities Act of 1933, as amended.

The Bonds were issued under the Company’s Mortgage (the “Mortgage”), dated July 1, 1923 between the Company and BNY Mellon Trust Company of Illinois and D.G. Donovan, as Trustees (collectively, the “Trustee”), as amended and supplemented, which Mortgage is governed by Illinois law, and sold by the Company pursuant to the Underwriting Agreement dated September 24, 2012 between the Company, and Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC.

In rendering the opinion expressed below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the articles of incorporation of the Company, and (iii) the bylaws of the Company. I have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as I have deemed appropriate as the basis for the opinions hereinafter set forth.

In delivering this opinion, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to me by officers and representatives of the Company. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Based upon and subject to the limitations and assumptions set forth herein, I am of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the State of Illinois; and

2.	The Bonds are legally issued and binding obligations of the Company enforceable against the Company in accordance with their respective terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).

I express no opinion as to the law of any jurisdiction other than the laws of the State of Illinois. I did not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. I undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances.

I hereby consent to the filing of this opinion as Exhibit 5.2.1 to the Registration Statement and to the references to this firm under the caption “Legal Matters” therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without my prior written consent, except that Ballard Spahr LLP may rely on this opinion as to all matters of Illinois law in rendering its opinion dated the date hereof and filed as Exhibit 5.1.3 to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Bruce G. Wilson
Senior Vice President and Deputy General Counsel, Exelon Corporation